Exhibit 10.03

MASTER SEPARATION AGREEMENT

BETWEEN

SRAX, INC.,

BIG TOKEN, INC.,

AND

FORCE PROTECTION VIDEO EQUIPMENT CORPORATION

Dated as of January 27, 2021

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This MASTER SEPARATION AGREEMENT (this “Agreement”) dated as of January 27, 2021, by and among SRAX, Inc., a Delaware corporation (“Parent”), BIG Token, Inc., a Delaware corporation (“BIG Token”) and Force Protection Video Equipment Corporation (“Company”), a Florida corporation. Each of the foregoing parties may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Share Exchange Agreement entered into on September 30, 2020 by and between Parent, Company and Paul Feldman, and as amended on January 27, 2021 (the “Share Exchange Agreement”).

RECITALS

WHEREAS, BIG Token is a wholly owned subsidiary of Parent;

WHEREAS, Parent has entered into the Share Exchange Agreement pursuant to which Company is purchasing all of the outstanding capital stock of Subsidiary in exchange for certain securities of Company as more fully described in the Share Exchange Agreement;

WHEREAS, upon completion of the transactions contemplated in the Share Exchange Agreement, BIG Token’s business will become the business of Company, and such combined entity will be included in the term “Company” as defined herein;

WHEREAS, upon the Closing of the transactions contemplated in the Share Exchange Agreement, the Company will continue trading as a publicly traded company;

WHEREAS, the Parent intends to effect the separation of BIG Token from the Parent pursuant to the Share Exchange Agreement and accordingly will transfer certain BIG Token Assets to the Company and will assume certain applicable BIG Token Liabilities as more fully described herein;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Company, Subsidiary, and Parent hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group.

“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

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“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the BIG Token Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the BIG Token Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups in connection with the Separation, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Share Exchange Agreement, and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 8.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“BIG Token” shall have the meaning set forth in the Preamble and where applicable hereunder will include Company as the entity acquiring BIG Token pursuant to the Share Exchange Agreement.

“BIG Token Accounts” shall have the meaning set forth in Section 2.10(a).

“BIG Token Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the BIG Token Business or arising out of any BIG Token Contract.

“BIG Token Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group outstanding as of immediately prior to the Separation Time, in each case, to the extent related to the BIG Token Business or arising out of any BIG Token Contract.

“BIG Token Assets” shall have the meaning set forth in Section 2.2(a).

“BIG Token Balance Sheet” shall mean the carve-out balance sheet of the BIG Token Business, including any notes and subledgers thereto, as of September 30, 2020, as presented in the Company’s Current Report on Form 8-K to be filed contemporaneously with the signing of this Agreement.

“BIG Token Books and Records” shall mean all books and records used in or necessary, as of the Separation Time, for the general financial and administrative operation of the BIG Token Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto; provided, that BIG Token Books and Records shall not include (i) BIG Token Product and Customer Records, (ii) BIG Token Customer Data and (iii) material that Parent is not permitted by applicable Law or agreement to disclose or transfer to BIG Token.

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“BIG Token Business” shall mean the business, operations and activities of the BIG Token segment of Parent conducted immediately prior to the Separation Time by either Party or any member of its Group, as described in the Company’s Current Report on Form 8-K to be filed contemporaneously with the signing of this Agreement. For the avoidance of doubt, the BIG Token Business shall include the business, operations and activities set forth on Schedule 1.1(a).

“BIG Token Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that BIG Token Contracts shall not include any contract or agreement that shall be retained by Parent or any member of the Parent Group from and after the Separation Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any customer, reseller, distributor or development contract or agreement entered into prior to the Separation Time exclusively related to the BIG Token Business, including the contracts and agreements set forth on Schedule 1.2(a) and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Separation Time that relates to the BIG Token Business but is not exclusively related to the BIG Token Business, that portion of any such contract or agreement that primarily relates to the BIG Token Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Separation Time exclusively related to the BIG Token Business, including the contracts and agreements set forth on Schedule 1.2(b) and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Separation Time that relates to the BIG Token Business but is not exclusively related to the BIG Token Business, that portion of any such contract or agreement that primarily relates to the BIG Token Business;

(c) any contract or agreement entered into prior to the Separation Time set forth on Schedule 1.2(c), which grants a Third Party rights or licenses to Intellectual Property Rights that are BIG Token Intellectual Property Rights;

(d) any joint venture or partnership contract or agreement that exclusively relates to the BIG Token Business as of the Separation Time;

(e) any guarantee, indemnity, representation, covenant, warranty or other liability of either Party or any member of its Group in respect of any other BIG Token Contract, any BIG Token Liability or the BIG Token Business;

(f) any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former BIG Token Group employee, Parent Group employee, consultant of the BIG Token Group or consultant of the Parent Group, in each case entered into prior to the Separation Time (i) that is exclusively related to the BIG Token Business or (ii) if not exclusively related to the BIG Token Business, that portion of any such assignment or agreement that primarily relates to the BIG Token Business;

(g) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, BIG Token or any member of the BIG Token Group;

(h) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the BIG Token Business;

(i) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the BIG Token Group;

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(j) any other contract or agreement exclusively related to the BIG Token Business or BIG Token Assets;

(k) BIG Token Leases; and

(l) any contracts, agreements or settlements set forth on Schedule 1.2(l), including the right to recover any amounts under such contracts, agreements, leases or settlements.

“BIG Token Core Software” shall mean the Software set forth on Schedule 1.3.

“BIG Token Customer Data” shall mean all data (i) provided by any user or generated by any BIG Token Product, and hosted or stored by or on behalf of BIG Token, including all video and audio data generated by any BIG Token Product, (ii) all associated device information (including IP and MAC addresses) or customer data associated with the material set forth in clause (i) and (iii) all data generated or derived from any of the foregoing, including metadata, performance data, aggregated data and anonymized data collected, used or generated by BIG Token. BIG Token Customer Data shall not include any material or information that may not be disclosed or transferred to BIG Token pursuant to any applicable Law or policies (including any policies regarding privacy).

“BIG Token Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the BIG Token Group as of immediately prior to the Separation Time.

“BIG Token Group” shall mean (a) BIG Token and (b) each other Person that is controlled directly or indirectly by BIG Token immediately after the Separation Time.

“BIG Token Information Technology” shall mean (a) all Information Technology owned by either Party or any member of its Group that is exclusively used or exclusively held for use in the BIG Token Business as of immediately prior to the Separation Time, and (b) the Information Technology set forth on Schedule 1.4.

“BIG Token Intellectual Property Rights” shall mean (a) the BIG Token Registered IP, including the BIG Token Patents, (b) the Other IP of either Party or any of the members of its Group, in each case, that is embodied in the BIG Token Core Software, (c) the BIG Token Marks (to the extent not included in clause (a) above), and (d) the right to all past and future damages and claims for the infringement or misappropriation of any of the foregoing.

“BIG Token Inventory” shall have the meaning set forth in Section 2.2(a)(vi).

“BIG Token Leases” shall have the meaning set forth in the definition of BIG Token Real Property.

“BIG Token Liabilities” shall have the meaning set forth in Section 2.3(a).

“BIG Token Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers (“Marks”) of either Party or any member of its Group that (a) use or contain “BIG Token” (including any stylized versions or design elements thereof), (b) are set forth in Schedule 1.6, or (c) otherwise identify BIG Token as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements; provided, that BIG Token Marks shall not include the Parent Marks.

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“BIG Token Patents” shall mean (a) the Patents set forth on Schedule 1.7 (the “BIG Token Listed Patents”), (b) any Patent issuing on a Patent Application that is a BIG Token Listed Patent, (c) any Patent issuing on any Patent Application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any Patent or Patent Application that is a BIG Token Listed Patent (including, but not limited to, any divisional, continuation, reissue, reexamination or extension) with a priority date that is prior to the Separation Time, and (d) any foreign counterpart of any of the foregoing Patents and Patent Applications with, or entitled to claim, a priority date that is prior to the Separation Time.

“BIG Token Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the BIG Token Business as of immediately prior to the Separation Time.

“BIG Token Product” shall mean products and services manufactured, supplied, sold, provided or distributed, as the case may be, at any time, by BIG Token or members of its Group under a BIG Token Mark.

“BIG Token Product and Customer Records” shall mean all books and records related to or used by BIG Token as of the Separation Time in connection with the sourcing, supply chain management, marketing, sale, distribution, maintenance and warranty of BIG Token Products, including vendor and supplier information and records, customer lists, sales records, e-commerce records and data, customer registration and account information, billing and subscription information, marketing materials, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials, and Web Site content.

“BIG Token Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of immediately prior to the Separation Time listed or described on Schedule 1.8(a), (b) the Real Property Leases to which either Party or member of its Group is party as of immediately prior to the Separation Time set forth on Schedule 1.8(b) (“BIG Token Leases”) and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this paragraph.

“BIG Token Records” shall have the meaning set forth in Section 2.2(a)(vii).

“BIG Token Registered IP” shall mean the Registered IP set forth on Schedule 1.9.

“BIG Token Tangible Personal Property” shall have the meaning set forth in Section 2.2(a)(xiv).

“BIG Token Technology” shall mean (i) any Copyable Technology to the extent used in or necessary to the operation of the BIG Token Business as of immediately prior to the Separation Time and (ii) any other Technology that is not Copyable Technology that is used exclusively in the operation of the BIG Token Business as of immediately prior to the Separation Time or that is listed on Schedule 1.10; provided, that BIG Token Technology shall not include (x) any Information Technology, (y) any Technology, in the case of clause (y), in which neither BIG Token nor Parent own the Intellectual Property Rights or that was licensed to either of them by a Third Party, (z) any BIG Token Books and Records, (aa) any BIG Token Sales and Customer Records and (bb) any BIG Token Customer Data.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“CEO Negotiation Request” shall have the meaning set forth in Section 8.2.

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“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement shall be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble and where applicable hereunder, will include BIG Token pursuant to its acquisition of BIG Token pursuant to the Share Exchange Agreement.

“Company Auditors” shall have the meaning set forth in Section 6.1(i).

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” shall mean the Common Stock of Force Protection Video Equipment Corporation.

“Company Indebtedness” shall mean the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the Company collectively, as determined for purposes of its annual and quarterly financial statements and prepared in accordance with GAAP.

“Company Indemnitees” shall have the meaning set forth in Section 5.3.

“Company Policies” shall have the meaning set forth in Section 6.8(b).

“Copyable Technology” shall mean Technology that is in a form that can be copied or replicated without material cost, including documentation, Software and computer and data files.

“Delayed BIG Token Asset” shall have the meaning set forth in Section 2.5(c).

“Delayed BIG Token Liability” shall have the meaning set forth in Section 2.5(c).

“Dispute” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the BIG Token Group or the Parent Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information Technology” shall mean all hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment.

“Insurance Proceeds” shall mean those monies:

(a)	received by an insured from an insurance carrier; or
(b)	paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insurance Termination Time” shall have the meaning set forth in Section 6.7(b).

“Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and similar or equivalent rights in inventions (“Patents”) and applications and rights or claims of priority for Patents, including international applications under the Patent Cooperation Treaty (“Patent Applications”); (ii) Trademarks, (iii) trade secret and industrial secret rights and rights in confidential information (“Trade Secrets”); (iv) copyrights and any other equivalent rights in works of authorship (including Software) (“Copyrights”); (v) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (vi) applications for, registrations of and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Inventory” shall have the meaning set forth in Section 2.2(a)(vi).

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

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“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“JAMS Rules” shall have the meaning set forth in Section 8.3(a).

“Officer Negotiation Request” shall have the meaning set forth in Section 8.1.

“Other IP” shall mean all Intellectual Property Rights, including Copyrights and Trade Secrets, but excluding Patents, Domain Names and Trademarks.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.10(a).

“Parent Annual Statements” shall have the meaning set forth in Section 6.2(b).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Auditors” shall have the meaning set forth in Section 6.2(b).

“Parent Business” shall mean all businesses, operations and activities conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the BIG Token Business.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than BIG Token) and any other member of the BIG Token Group).

“Parent Indemnitees” shall have the meaning set forth in Section 5.2.

“Parent Intellectual Property Rights” shall mean all Intellectual Property Rights, other than BIG Token Intellectual Property Rights, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Inventory” shall mean all Inventory, other than BIG Token Inventory, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Marks” shall mean all Marks, other than the BIG Token Marks, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“Parent Product” shall mean products and services manufactured, sold, provided or distributed, as the case may be, by Parent or members of its Group under a Parent Mark, or any other brand that does not include a BIG Token Mark.

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“Parent Public Filings” shall have the meaning set forth in Section 6.1(i).

“Parent Records” shall have the meaning set forth in Section 2.2(a)(viii).

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to global property, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber, media and technology errors and omissions liability, employment practices liability, domestic and foreign automobile, cargo stock throughput, customer cargo, global cargo terrorism, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency (K&R), bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Registered IP” shall mean any Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered service marks, registered Domain Names and all applications for any of the foregoing.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 1542” shall have the meaning set forth in Section 5.1(c).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

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“Separation Date” shall have the meaning set forth in Section 2.4.

“Separation Time” shall mean 12:01 a.m. Pacific Time on the Separation Date.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Third-Party Claim” shall have the meaning set forth in Section 5.5(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Personal Property” shall mean machinery, equipment, hardware, furniture, fixtures, tools, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property, it being understood that Tangible Personal Property shall not include (i) any Information Technology and (ii) any Technology.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Technology” shall mean embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, inventions (whether or not patentable), discoveries and improvements, works of authorship, documentation, diagrams, formulae, APIs, software (whether in source code or in executable code form), user interfaces, architectures, databases, data compilations and collections, know-how, technical data, trade secrets, mask works, models, prototypes, molds, methods, protocols, techniques, processes, devices, schematics, algorithms, molds and patterns, production and other manuals, manufacturing and quality control records and procedures and research and development files; provided, that Technology specifically excludes (i) any and all Intellectual Property Rights, (ii) books and records, (iii) sales and customer records and (iv) customer data.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Trademarks” shall mean all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and BIG Token and the Company or any members of their respective Groups in connection with the Separation or the other transactions contemplated by this Agreement, as it may be amended from time to time.

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“Unreleased BIG Token Liability” shall have the meaning set forth in Section 2.6(a)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) At or prior to the Separation Time, but in any case prior to the Closing Date of the Share Exchange, Parent will undertake the following:

(i) Transfer and Assignment of Subsidiary Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to BIG Token, or the applicable BIG Token Designees, and BIG Token or such BIG Token Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the BIG Token Assets;

(ii) Acceptance and Assumption of BIG Token Liabilities. BIG Token and the applicable BIG Token Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the BIG Token Liabilities in accordance with their respective terms. BIG Token and such BIG Token Designees shall be responsible for all BIG Token Liabilities, regardless of when or where such BIG Token Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such BIG Token Liabilities are asserted or determined (including any BIG Token Liabilities arising out of claims made by Parent’s or BIG Token’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the BIG Token Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the BIG Token Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Share Exchange Agreement, the terms of this Agreement or the Share Exchange Agreement, as applicable, shall control.

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(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. BIG Token hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the BIG Token Assets to any member of the BIG Token Group.

(e) Intellectual Property Rights. If and to the extent that, as a matter of Law in any jurisdiction, Parent or the applicable members of its Group cannot assign, transfer or convey any of Parent’s or such Parent Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the BIG Token Assets, then, to the extent possible, Parent shall, and shall cause the applicable members of its Group to, irrevocably grant to BIG Token, or the applicable BIG Token Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(f) Electronic Transfer. All transferred BIG Token Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to BIG Token, or the BIG Token Designees, at a designated FTP site or in another electronic form to be determined by the Parties.

2.2 BIG Token Assets; Parent Assets.

(a) BIG Token Assets. For purposes of this Agreement, “BIG Token Assets” shall mean (without duplication):

(i) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as assets of the BIG Token Group on the BIG Token Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the BIG Token Balance Sheet; provided, that the amounts set forth on the BIG Token Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of BIG Token Assets pursuant to this clause (i);

(ii) except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of BIG Token or members of the BIG Token Group on a pro forma combined balance sheet of the BIG Token Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the BIG Token Balance Sheet), it being understood that (x) the BIG Token Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of BIG Token Assets pursuant to this clause (ii); and (y) the amounts set forth on the BIG Token Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of BIG Token Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by BIG Token or any other member of the BIG Token Group;

(iv) all BIG Token Contracts as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

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(v) Reserved.

(vi) any and all finished goods inventory, supplies, components, packaging materials and other inventories, including any inventory in-transit other inventories being held by third parties pursuant to consignment and used inventory, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items) (“Inventory”), in each case, exclusively related to the BIG Token Business (“BIG Token Inventory”) as of immediately prior to the Separation Time;

(vii) copies of any and all (x) BIG Token Books and Records, (y) BIG Token Product and Customer Records and (z) BIG Token Customer Data, in each case, in the possession of either Party as of immediately prior to the Separation Time (collectively, “BIG Token Records”); provided, that Parent shall be permitted to retain copies of, and continue to use, (A) any BIG Token Records that as of the Separation Date are used in or necessary for the operation or conduct of the Parent Business, (B) any BIG Token Records that Parent is required by Law to retain (and if copies are not provided to BIG Token, then, to the extent permitted by Law, such copies will be made available to BIG Token upon BIG Token’s reasonable request), (C) one (1) copy of any BIG Token Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such BIG Token Records maintained by Parent in the ordinary course of business (such material in clauses (A) through (D), the “Parent Records”), and such copies of the Parent Records shall be considered Parent Assets;

(viii) all BIG Token Intellectual Property Rights as of immediately prior to the Separation Time, and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time, including the right to seek, recover and retain damages for the past and future infringement of any BIG Token Intellectual Property Rights;

(ix) without limiting clause (ix) above, the BIG Token Marks, and all goodwill of the BIG Token Business appurtenant thereto;

(x) all BIG Token Technology as of immediately prior to the Separation Time;

(xi) all BIG Token Information Technology;

(xii) all BIG Token Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(xiii) all BIG Token Real Property immediately prior to the Separation Time;

(xiv) the Tangible Personal Property listed in Schedule 2.2(a)(xiv) (collectively, the “BIG Token Tangible Personal Property”); and

(xv) any and all Assets set forth on Schedule 2.2(a)(xv).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xv) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the BIG Token Assets shall not in any event include any Asset referred to in clauses (i) through (xi) of Section 2.2(b) or any Assets set forth in Schedule 2.2(a)(xv).

(b) Excluded Assets. All assets not included in Section 2.2(a) hereof or those listed on Schedule 2.2(b).

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2.3 BIG Token Liabilities; Parent Liabilities.

(a) Big Token Liabilities. For the purposes of this Agreement, “BIG Token Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of BIG Token or the members of the BIG Token Group on the BIG Token Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the BIG Token Balance Sheet; provided, that the amounts set forth on the BIG Token Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of BIG Token Liabilities pursuant to this clause (i);

(ii) all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of BIG Token or the members of the BIG Token Group on a pro forma combined balance sheet of the BIG Token Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the BIG Token Balance Sheet), it being understood that (x) the BIG Token Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of BIG Token Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the BIG Token Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of BIG token Liabilities pursuant to this clause (ii);

(iii) any and all BIG Token Accounts Payable;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by BIG Token or any other member of the BIG Token Group, and all agreements, obligations and Liabilities of any member of the BIG Token Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities set forth on Schedule 2.3(a)(v);

(vi) except as otherwise set forth in this Section 2.3(a), all Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent that such Liabilities relate to, arise out of or result from the BIG Token Business or a BIG Token Asset;

(vii) except as otherwise set forth in this Section 2.3(a), any and all Liabilities relating to, arising out of or resulting from the BIG Token Contracts, the BIG Token Intellectual Property Rights, the BIG Token Technology, BIG Token Information Technology, the BIG Token Permits, the BIG Token Real Property, the BIG Token Tangible Personal Property or any BIG Token Product, whether occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), including, for the avoidance of doubt, any and all Liabilities relating to, arising out of or resulting from the sale by any member of the Parent Group prior to the Separation Time of BIG Token Products; and

(viii) all Liabilities arising out of claims made by any Third Party (including Parent’s or BIG Token’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the BIG Token Group to the extent relating to, arising out of or resulting from the BIG Token Business or the BIG Token Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(a)(viii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (viii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the BIG Token Liabilities shall not in any event include any Liability referred to in clauses (i) through (v) of Section 2.3(b).

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(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) any and all Accounts Payable, other than the BIG Token Accounts Payable;

(ii) all Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time) of any member of the Parent Group, and, prior to the Separation Time, any member of the BIG Token Group, in each case, to the extent that such Liabilities are not BIG Token Liabilities;

(iii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities set forth on Schedule 2.3(b)(iv);

(v) all Liabilities arising out of claims made by any Third Party (including Parent’s or BIG Token’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the BIG Token Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iv) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(b)(v), in each case, to the extent that such Liabilities are not BIG Token Liabilities.

2.4 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Silvestre Law Group, 2629 Townsgate Road #215, Westlake Village, CA 91351 on the Closing Date of the Share Exchange or at such other place or on such other date as Parent and Company may mutually agree upon in writing (the day on which such closing takes place, the “Separation Date”).

2.5 Approvals and Notifications.

(a) Approvals and Notifications for BIG Token Assets. To the extent that the transfer or assignment of any BIG Token Asset, the assumption of any BIG Token Liability, or the Separation, requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and BIG Token, neither Parent nor BIG Token shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed BIG Token Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the BIG Token Group of any BIG Token Asset or assumption by the BIG Token Group of any BIG Token Liability in connection with the Separation, would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the BIG Token Group of such BIG Token Assets or the assumption by the BIG Token Group of such BIG Token Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such BIG Token Assets or BIG Token Liabilities shall continue to constitute BIG Token Assets and BIG Token Liabilities for all other purposes of this Agreement.

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(c) Treatment of Delayed BIG Token Assets and Delayed BIG Token Liabilities. If any transfer or assignment of any BIG Token Asset (or a portion thereof) or any assumption of any BIG Token Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such BIG Token Asset (or a portion thereof), a “Delayed BIG Token Asset” and any such BIG Token Liability (or a portion thereof), a “Delayed BIG Token Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed BIG Token Asset or such Delayed BIG Token Liability, as the case may be, shall thereafter hold such Delayed BIG Token Asset or Delayed BIG Token Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the BIG Token Group entitled thereto (at the expense of the member of the BIG Token Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed BIG Token Asset or such Delayed BIG Token Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed BIG Token Asset or Delayed BIG Token Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the BIG Token Group to whom such Delayed BIG Token Asset is to be transferred or assigned, or which will assume such Delayed BIG Token Liability, as the case may be, in order to place such member of the BIG Token Group in a substantially similar position as if such Delayed BIG Token Asset or Delayed BIG Token Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed BIG Token Asset or Delayed BIG Token Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed BIG Token Asset or Delayed BIG Token Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the BIG Token Group.

(d) Transfer of Delayed BIG Token Assets and Delayed BIG Token Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed BIG Token Asset or the deferral of assumption of any Delayed BIG Token Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed BIG Token Asset or the assumption of any Delayed BIG Token Liability have been removed, the transfer or assignment of the applicable Delayed BIG Token Asset or the assumption of the applicable Delayed BIG Token Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed BIG Token Assets and Delayed BIG Token Liabilities; Payment of the Delayed BIG Token Asset Consideration. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed BIG Token Asset or Delayed BIG Token Liability due to the deferral of the transfer or assignment of such Delayed BIG Token Asset or the deferral of the assumption of such Delayed BIG Token Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by BIG Token or the member of the BIG Token Group entitled to the Delayed BIG Token Asset or Delayed BIG Token Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by BIG Token or the member of the BIG Token Group entitled to such Delayed BIG Token Asset or Delayed BIG Token Liability.

2.6 Assignment and Novation of Liabilities.

(a) Assignment and Novation of BIG Token Liabilities.

(i) Prior to the Separation Time, BIG Token, at the request of Parent, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all BIG Token Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Separation Time, so that, in any such case, the members of the BIG Token Group shall be solely responsible for such BIG Token Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor BIG Token shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the Parent Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such BIG Token Liabilities.

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(ii) If BIG Token is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased BIG Token Liability”), BIG Token shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased BIG Token Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased BIG Token Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and BIG Token or the applicable member of the BIG Token Group shall assume, such Unreleased BIG Token Liabilities without exchange of further consideration.

(iii) If BIG Token is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), BIG Token and any relevant member of its Group that has assumed the applicable Unreleased BIG Token Liability shall indemnify, defend and hold harmless Parent against or from such Unreleased BIG Token Liability in accordance with the provisions of Article V and shall, as agent or subcontractor for Parent, pay, perform and discharge fully all the obligations or other Liabilities of Parent thereunder.

2.7 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a) At or prior to Separation Date or as soon as practicable thereafter, each of Parent and BIG Token shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any BIG Token Liability, other than any BIG Token Liability set forth on Schedule 2.7, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such BIG Token Liability; and (ii) have any member(s) of the BIG Token Group removed as guarantor of or obligor for any Parent Liability, including the removal of any Security Interest on or in any BIG Token Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, BIG Token shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such BIG Token Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which BIG Token would be reasonably unable to comply or which BIG Token would not reasonably be able to avoid breaching; and

(ii) any member of the BIG Token Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any BIG Token Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Parent would be reasonably unable to comply or (ii) which Parent would not reasonably be able to avoid breaching.

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(c) If Parent or BIG Token is unable to obtain, od to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article V and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and BIG Token, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.8 Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, BIG Token and each member of the BIG Token Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among BIG Token and/or any member of the BIG Token Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Separation Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Separation Time);

(ii) any agreements, arrangements, commitments or intercompany accounts receivable, accounts payable or other intercompany accounts listed or described on Schedule 2.8(b)(ii), which shall be treated as described therein;

(iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto, including any Shared Contracts; and

(iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or BIG Token, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the BIG Token Group, on the other hand, outstanding as of the Separation Time and arising out of the contracts or agreements described in Section 2.8(b) or out of the provision, prior to the Separation Time, of the services to be provided following the Separation Time pursuant to the Ancillary Agreements shall be repaid or settled following the Separation Time in the ordinary course of business or, if otherwise mutually agreed prior to the Separation Time by duly authorized representatives of Parent and BIG Token, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the BIG Token Group, on the other hand, outstanding as of the Separation Time shall be repaid or settled immediately prior to or as promptly as practicable after the Separation Time.

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2.9 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of a BIG Token Contract, but the remainder of which relates to matters that would be the subject of a Parent Asset (any such contract or agreement, including those set forth on Schedule 2.9, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Separation Time, so that each Party or the member of its Group shall, as of the Separation Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the BIG Token Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the BIG Token Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Each of Parent and BIG Token shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Separation Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.9 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by BIG Token or any other member of the BIG Token Group which are listed on Schedule 2.10(a) (collectively, the “BIG Token Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such BIG Token Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “ Linked”) to any Parent Account or BIG Token Account, respectively, is de-Linked from such Parent Account or BIG Token Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the BIG Token Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by BIG Token or a member of the BIG Token Group.

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(c) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d) With respect to any outstanding checks issued or payments initiated by Parent, BIG Token, or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Parent and BIG Token (and the members of their respective Groups), all payments made and reimbursements received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective at or prior to the Separation Time, each of Parent and BIG Token will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND BIG TOKEN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BIG TOKEN GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

RESERVED.

ARTICLE IV

RESERVED.

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ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1 Release of Pre-Separation Claims.

(a) BIG Token Release of Parent. Except as provided in Section 5.1(c) and Section 5.1(e), effective as of the Separation Time, BIG Token does hereby, for itself and each other member of the BIG Token Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the BIG Token Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, each case from: (A) all BIG Token Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the BIG Token Business, the BIG Token Assets or the BIG Token Liabilities.

(b) Parent Release of BIG Token. Except as provided in Section 5.1(c) and Section 5.1(e), effective as of the Separation Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) BIG Token and the members of the BIG Token Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the BIG Token Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 5.1(a) and Section 5.1(b).

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(d) Obligations Not Affected. Nothing contained in Section 5.1(a) or 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the BIG Token Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Separation Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Separation Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Separation Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the BIG Token Group, on the one hand, and any member of the Parent Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vii) any Liability provided in or resulting from any agreement between any Person, who after the Separation Time is an employee of the Parent Group, on the one hand, and any member of the BIG Token Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(viii) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(ix) any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of BIG Token who was a director, officer or employee of any member of the Parent Group at or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an BIG Token Liability, BIG Token shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

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(e) No Claims. BIG Token shall not make, and shall not permit any other member of the BIG Token Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BIG Token or any other member of the BIG Token Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f) Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.1.

5.2 Indemnification by BIG Token. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, BIG Token shall, and shall cause the other members of the BIG Token Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any BIG Token Liability;

(b) any failure of BIG Token, any other member of the BIG Token Group or any other Person to pay, perform or otherwise promptly discharge any BIG Token Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by BIG Token or any other member of the BIG Token Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the BIG Token Group by any member of the Parent Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in any public filings made by the Company with the SEC following the date of the Separation, or (ii) provided by BIG Token or the Company to Parent specifically for inclusion in Parent’s annual or quarterly or current reports following the date of the Separation to the extent (A) such information pertains to (x) a member of the BIG Token Group or (y) the BIG Token Business or (B) Parent has provided prior written notice to BIG Token that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Parent Group, including as a result of any misstatement or omission of any information by any member of the Parent Group to BIG Token.

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5.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless BIG Token, each member of the BIG Token Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a BIG Token Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the BIG Token Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) provided by Parent to BIG Token or Company specifically for inclusion in the Company’s annual or quarterly or current reports following the date of the Separation to the extent (A) such information pertains to (x) a member of the Parent Group or (y) the Parent Business or (B) BIG Token has provided written notice to Parent that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the BIG Token Group, including as a result of any misstatement or omission of any information by any member of the BIG Token Group to Parent.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

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(b) The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” ( i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the BIG Token Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) Control of Defense. Subject to any insurer’s rights pursuant to any Policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 5.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 5.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve both an BIG Token Liability and Parent Liability (collectively, a “ Shared Third-Party Claim”), Parent shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a Parent Liability, and BIG Token shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a BIG Token Liability. For the avoidance of doubt, “Shared Third-Party Claim” shall include those matters set forth on Schedule 5.5(b).

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(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 5.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third-Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby and either Party in the case of a Shared Third- Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 7.7 and 7.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

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5.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article V shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 5.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VIII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

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5.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 5.2 or Section 5.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.7: (i) any fault associated with the business conducted with the Delayed BIG Token Assets or Delayed BIG Token Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the BIG Token Business prior to the Separation Time shall be deemed to be the fault of BIG Token and the other members of the BIG Token Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; and (ii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Separation Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of BIG Token or any other member of the BIG Token Group.

5.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any BIG Token Liabilities by BIG Token or a member of the BIG Token Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

5.9 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.10 Survival of Indemnities. The rights and obligations of each of Parent and BIG Token and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE VI

CERTAIN OTHER MATTERS

6.1 Company Financial Covenants. Company agrees that, for so long as Parent is required to consolidate the results of operations and financial position of Company or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Disclosure of Financial Controls. Company will maintain, as of and after the Separation, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act. Company will maintain, as of and after the Separation, internal systems and procedures that will provide reasonable assurance that (A) Company’s annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of Company are recorded as necessary to permit the preparation of the Company’s annual and quarterly financial statements, (C) the receipts and expenditures of members Company are authorized at the appropriate level within the Company, and (D) unauthorized use or disposition of the assets that could have a material effect on the Company’s annual and quarterly financial statements is prevented or detected in a timely manner.

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(b) Fiscal Year. Company will maintain a fiscal year that commences and ends on the same calendar days as Parent’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Parent’s monthly accounting periods commence and end.

(c) Quarterly Financial Reports. No later than ten (10) Business Days after the end of each quarter (including the last quarter of Parent’s fiscal year), unless otherwise agreed in writing by the Parties, the Company will deliver to Parent a preliminary consolidated income statement and preliminary consolidated balance sheet and, if requested by Parent, income statements and balance sheets for each Affiliate of the Company which is consolidated with the Company, for such period. Company will also deliver to Parent a preliminary consolidated statement of cash flows for the Company for such period and, if requested, statements of cash flow for each Affiliate of Company which is consolidated with Company, no later than ten (10) Business Days after the end of each quarterly accounting period of the Company (including the last quarter accounting period of Company of each fiscal year). The income statements, balance sheets and statements of cash flows will be in a such format and detail as Parent may request, and the information supporting such statements shall be submitted electronically for inclusion in Parent’s financial reporting systems by such date to permit timely preparation of Parent’s consolidated financial statements. In addition, if the Company makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by the Company to Parent as soon as practicable, and in any event within (8) hours thereafter.

(d) Quarterly and Annual Financial Statements. The Company shall be responsible for filing Forms 10-Q and Forms 10-K and other significant filings with the SEC. The management of Company shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. The Company will cause each of its principal executive and principal financial officers to sign and deliver to Parent the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in Company’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Budgets and Financial Projections. The Company will, as promptly as practicable, deliver to Parent copies of all annual budgets and periodic financial projections, if any (consistent in terms of format and detail and otherwise required by Parent), relating to Company on a consolidated basis and will provide Parent an opportunity to meet with management of Company to discuss such budgets and projections. The Company will continue to provide to Parent projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections will be submitted electronically for inclusion in Parent’s management reporting systems.

(f) Conformance with Parent Financial Presentation. All information provided by any member of the Company to Parent or filed with the SEC pursuant to Section 6.1(c) through (e) will be consistent in terms of format and detail and otherwise with Parent’s policies with respect to the application of GAAP and practices in effect on the date of the Separation with respect to the provision of such financial information by such member of the Company to Parent, with such changes therein as may be required by GAAP or requested by Parent from time to time consistent with changes in such accounting principles and practices.

(g) Other Information. With reasonable promptness, Company will deliver to Parent such additional financial and other information and data with respect to the Company and its business, properties, financial positions, results of operations and prospects as may be reasonably requested by Parent from time to time.

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(h) Press Releases and Similar Information. Company will consult with Parent as to the timing of Company’s quarterly earnings releases and any interim financial guidance for a current or future period and will give Parent the opportunity to review the information therein relating to the Company and to comment thereon. Parent and Company will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases. No later than five (5) days prior to the time and date that Company intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, Company will deliver to Parent copies of drafts of (i) all press releases, (ii) investor presentations and (iii) other statements to be made available by any member of the Company to its employees or to the public, in each case, concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of Company. No later than four (4) hours prior to the time and date that the Company intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, the Company will deliver to Parent copies of substantially final drafts of all such materials. In addition, prior to the issuance of any such press release, investor presentation or public statement that meets the criteria set forth in the preceding two sentences, the Company will consult with Parent regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company will deliver to Parent copies of final drafts of all press releases, investor presentations and such other public statements.

(i) Cooperation on Parent Filings. The Company agrees to retain the same independent certified public accountant as Parent (“Company Auditors”). The Company will cooperate fully, and cause Auditors to cooperate fully, with Parent to the extent requested by Parent in the preparation of Parent’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Parent Public Filings”). Company is responsible for the preparation of its financial statements in accordance with Parent’s policies with respect to the application of GAAP and shall indemnify Parent for any Liabilities it shall incur with respect to the inaccuracy of such statements. As long as Parent is required to consolidate the results of operations and financial position of Company in its financial statements, Company will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Parent Public Filings. Such information and the timing thereof will be consistent with the Parent financial statement processes in place prior to the Separation Time. The Company also agrees to provide to Parent all other information that Parent reasonably requests in connection with any Parent Public Filings or that, in the judgment of Parent’s legal department, is required to be disclosed or incorporated by reference therein under any Law. The Company will provide such information in a timely manner on the dates requested by Parent (which may be earlier than the dates on which Company otherwise would be required hereunder to have such information available) to enable Parent to prepare, print and release all Parent Public Filings on such dates as Parent will determine, but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause the Company Auditors to consent to any reference to them as experts in any Parent Public Filings required under any Law. If and to the extent requested by Parent, Company will diligently and promptly review all drafts of such Parent Public Filings and prepare in a diligent and timely fashion any portion of such Parent Public Filing pertaining to the Company. The Company management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by the Company. Prior to any printing or public release of any Parent Public Filing, an appropriate executive officer of the Company will, if requested by Parent, certify that the information relating to any member of the BIG Token Group or Company in such Parent Public Filing is accurate, true, complete and correct in all material respects. Unless required by applicable Law, the Company will not publicly release any financial or other information which conflicts with the information with respect to any member of the BIG Token Group or Company that is included in any Parent Public Filing without Parent’s prior written consent. Prior to the release or filing thereof, Parent will provide the Company with a draft of any portion of a Parent Public Filing containing information relating to the Company and will give the Company an opportunity to review such information and comment thereon; provided, that Parent will determine in its sole discretion the final form and content of all Parent Public Filings.

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(j) For the avoidance of doubt, Company’s requirements under this Section 6.1 will continue until the reporting for all financial statement periods during which Parent was required to consolidate the results of operations and financial position of the Company or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if the Company ceases to be a consolidated subsidiary or equity method affiliate of Parent on September 30, Company’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.2 Auditors and Audits; Annual Financial Statements and Accounting. The Company agrees that, for so long as Parent is required to consolidate the results of operations and financial position of Company or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the Company shall change its independent auditors without Parent’s prior written consent.

(b) Audit Timing. The Company shall use its reasonable best efforts to enable Parent to meet its timetable for the printing, filing and public dissemination of Parent’s audited annual financial statements (the “Parent Annual Statements”), all in accordance with Section 6.1 hereof and as required by applicable Law.

(c) Information Needed by Parent. The Company shall provide to Parent on a timely basis all information that Parent reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Parent Annual Statements in accordance with Section 6.1 hereof and as required by applicable Law. Without limiting the generality of the foregoing, the Company will provide all required financial information with respect to the Company to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the independent auditors of Parent (“Parent Auditors”) with respect to information to be included or contained in the Parent Annual Statements.

(d) Access to the Company Auditors. The Company shall authorize the Company Auditors to make available to the Parent Auditors both the personnel who performed, or are performing, the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time prior to the Company Auditors’ opinion date, so that the Parent Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Parent Auditors’ report on Parent’s statements, all within sufficient time to enable Parent to meet its timetable for the printing, filing and public dissemination of the Parent Annual Statements.

(e) Access to Records. If Parent determines in good faith that there may be some inaccuracy in an Company’s financial statements or deficiency in internal accounting controls or operations that could materially impact Parent’s financial statements, at Parent’s request, the Company will provide Parent’s internal auditors with access to the Company’s books and records so that Parent may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company.

(f) Notice of Changes. Subject to Section 6.1(g), the Company will give Parent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Separation Date. The Company will consult with Parent and, if requested by Parent, the Company will consult with the Parent Auditors with respect thereto. The Company will not make any such determination or changes without Parent’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Parent’s financial statements as filed with the SEC or otherwise publicly disclosed therein. The Company will give Parent as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Parent of the results of operations and financial position of an entity.

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(g) Accounting Changes Requested by Parent. Notwithstanding Section 6.2(f), the Company will make any changes in its accounting estimates or accounting principles that are requested by Parent in order for the Company’s accounting practices and principles to be consistent with those of Parent.

(h) Special Reports of Deficiencies or Violations. The Company will report in reasonable detail to Parent the following events or circumstances promptly after any executive officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any member of the Company has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) For the avoidance of doubt, the Company’s requirements under this Section 6.2 will continue until the reporting for all financial statement periods during which Parent was required to consolidate the results of operations and financial position of the Company to account for its investment in the Company or any other member of the BIG Token Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if the Company ceases to be a consolidated subsidiary or equity method affiliate of Parent on September 30, the Company’s obligations with regard to information required for Parent’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.3 Reserved.

6.4 Covenants Relating to the Incurrence of Indebtedness.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of Company’s outstanding capital stock entitled to vote in the election of the Company Board, Company will not, and Company will not without Parent’s prior written consent (which Parent may withhold in its sole discretion), directly or indirectly, incur, other than, subject to Section 6.4(b), any Company Indebtedness exceeding, in the aggregate, $5 million.

(b) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of the Company’s outstanding capital stock entitled to vote in the election of the Company Board, Company will not, without Parent’s prior written consent (which Parent may withhold in its sole discretion), create, incur, assume or suffer to exist any Company Indebtedness if the incurrence of such Company Indebtedness would cause Parent to be in breach of or in default under any contract the existence of which Parent has advised Company, or if the incurrence of such Company Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial indebtedness of Parent.

(c) In order to implement this Section 6.4, the Company will notify Parent in writing at least thirty (30) Business Days prior to the time it contemplates incurring any Company Indebtedness of its intention to do so and will either (x) demonstrate to Parent’s satisfaction that this Section 6.4 will not be violated by such proposed additional Company Indebtedness or (y) obtain Parent’s prior written consent to the incurrence of such proposed additional Company Indebtedness. Any such written notification from Company to Parent will include documentation of any existing Company Indebtedness and Company Indebtedness after giving effect to such proposed incurrence of additional Company Indebtedness. Parent will have the right to verify the accuracy of such information and Company will cooperate fully with Parent in such effort (including, without limitation, by providing Parent with access to the working papers and underlying documentation related to any calculations used in determining such information).

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6.5 Other Covenants.

(a) For so long as Parent beneficially owns at least fifty percent (50%) of the total voting power of the Company’s outstanding capital stock entitled to vote in the election of the Company Board:

(i) The Company will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Parent to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock or would restrict or limit the rights of any transferee of Parent as a holder of Company Common Stock. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of Parent (which Parent may withhold in its sole discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Parent as a Company stockholder either (i) solely as a result of the amount of Company Common Stock owned by Parent or (ii) in a manner not applicable to Company stockholders generally.

(ii) To the extent that Parent is a party to any contract that provides that certain actions or inactions of Affiliates of Parent (which for purposes of such contract includes any member of the BIG Token Group) may result in Parent being in breach of or in default under such contract and Parent has advised the Company of the existence, and has furnished the Company with copies, of such contracts (or the relevant portions thereof), the Company will not take or fail to take, as applicable, and the Company will cause the other members of Company not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such contract. The Parties acknowledge and agree that from time to time Parent may in good faith (and not solely with the intention of imposing restrictions on the Company pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of members of the Parent Group (including, for purposes of this Section 6.5(a)(ii), members of the BIG Token Group) may result in Parent being in breach of or in default under such contracts. In such event, provided Parent has notified the Company of such additional contracts or amendments to existing contracts, the Company will not thereafter take or fail to take, as applicable, and the Company will cause the other members of the Company not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such additional contracts or amendments to existing contracts. Parent acknowledges and agrees that the Company will not be deemed in breach of this Section 6.5(a)(ii) to the extent that, prior to being notified by Parent of an additional contract or an amendment to an existing contract pursuant to this Section 6.5(a)(ii), a member of the BIG Token Group already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.5(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided, that the Company does not, after notification by Parent, take any further action or fail to take any action that contributes further to such breach or default. The Company agrees that any information provided to it pursuant to this Section 6.5(a)(ii) will constitute information that is subject to the Company’s obligations under Article VII.

(iii) The Company will not, and the Company will not permit any other member of the Company to, without Parent’s prior written consent (which Parent may withhold in its sole discretion), directly or indirectly, (A) acquire any other businesses or assets or dispose of any of its own assets, in each case with an aggregate value for all such transactions in excess of $3 million or (B) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, whether by way of a purchase of stock or securities, contributions to capital, or otherwise, or the loaning of any funds to third parties, in each case, in excess of $3 million in the aggregate.

6.6 Reserved.

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6.7 Names Following the Separation. Neither the Company nor any member of the BIG Token Group shall use, or have the right to use, the Parent Marks or any name or mark that, in the reasonable judgment of Parent, is confusingly similar to the Parent Marks. Additionally, neither the Company nor any member of the BIG Token Group shall use the Parent Marks in any manner that detracts from the goodwill and reputation of Parent associated with the Parent Marks.

6.8 Insurance Matters.

(a) Parent and the Company agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Separation Date. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the BIG Token Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the BIG Token Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) Until the date the Company has obtained in effect such insurance policies that meet the specifications set forth in Section 6.8(d) (the “Insurance Termination Time”), Parent shall (i) cause the members of the BIG Token Group and their respective employees, officers and directors to continue to be covered as insured parties under Parent’s Policies in place as of the date of this Agreement and permit the members of the BIG Token Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the date the Company is required to have obtained the Company Policies in accordance with Section 6.8(d), to the extent permitted by such Policies; provided, that the Company is in compliance with its obligations set forth in Section 6.8(a) and shall use commercially reasonable efforts to obtain insurance policies that meet the specifications set forth in Section 6.8(d). With respect to policies, if any, procured by the Company for the sole benefit of the BIG Token Group and the Company (“Company Policies”), the Company shall continue to maintain such insurance coverage through the date that is twelve (12) months from the date of obtaining such Company Policies in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to this Section 6.8, Parent and Company acknowledge that Parent intends to take such action as it may deem necessary or desirable to remove the members of the BIG Token Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any Parent Policy pursuant to the timing contained in Section 6.8(d). The Company further acknowledges and agrees that, from and after the Insurance Termination Time, neither the Company nor any member of the BIG Token Group shall have any rights to or under any Parent Policies other than as expressly provided in this Section 6.8(b).

(c) From and after the Separation Time, with respect to any losses, damages and Liability incurred by any member of the BIG Token Group prior to the Insurance Termination Time, Parent will provide the Company with access to, and the Company may make claims under, Parent’s Policies in place immediately prior to the Insurance Termination Time (and any extended reporting periods for claims made Policies) and Parent’s historical Policies, but solely to the extent that such Policies provided coverage for members of the BIG Token Group or the BIG Token Business prior to the Insurance Termination Time; provided, that such access to, and the right to make claims under, such Policies, shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) The Company shall notify Parent, as promptly as practicable, of any claim made by the Company pursuant to this Section 6.8(c);

(ii) The Company and the members of the BIG Token Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any access to, or any claims made by the Company or any other members of the BIG Token Group under, any insurance provided pursuant to this Section 6.8(c), whether such claims are made by the Company, its employees or third Persons; and

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(iii) The Company shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse the Company or any member of the BIG Token Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by the Company or any member of the BIG Token Group under the Policies as provided for in this Section 6.8(c). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the BIG Token Group and Company, on the one hand, the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Insurance Termination Time). To the extent that the Parent Group or the Company or BIG Token Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other Party shall promptly pay the first Party an amount such that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Separation Time for which such member of the Parent Group is entitled to coverage under the Company’s third-party Policies, the same process pursuant to this Section 6.8(c) shall apply, substituting “Parent” for “Company” and “Company” for “Parent,” including for purposes of the first sentence of Section 6.8(f).

(d) Except as provided in Section 6.8(b) and Section 6.7(c), Beginning on such date that Parent is no longer required to consolidate the results of operations and financial position of BIG Token and any other members of the BIG Token Group (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements), Parent and BIG Token Group agree that neither the Company nor any member of the BIG Token Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. Upon such date, the Company shall have in effect all insurance programs required to comply with the Company’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the Company’s.

(e) Neither the Company nor any member of the BIG Token Group, in connection with making a claim under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 6.8, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (ii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

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(f) All payments and reimbursements by the Company pursuant to this Section 6.8 will be made within thirty (30) days after the Company’s receipt of an invoice therefor from Parent, unless otherwise agreed in writing by the Parties. If Parent incurs costs to enforce the Company’s obligations herein, the Company agrees to indemnify and hold harmless Parent for such enforcement costs, including reasonable attorneys’ fees, pursuant to Section 5.6(b). Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any BIG Token Liabilities and/or claims the Company has made or could make in the future, and no member of the Company or BIG Token Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. The Company shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the BIG Token Group or the Company incurred prior to the Separation Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(h) The Company does hereby, for itself and each other member of the BIG Token Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

6.9 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to ten percent (10%); provided, that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.

6.10 Inducement. The Company acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation has been conditioned upon and induced by the Company’s and the BIG Token Group’s covenants and agreements in this Agreement and the Ancillary Agreements, including the Company’s and BIG Token Group’s assumption of the BIG Token Liabilities pursuant to the Separation and the provisions of this Agreement and the Company’s and BIG Token’s covenants and agreements contained in Article V.

6.11 Post-Separation Time Conduct. The Parties acknowledge that, after the Separation Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

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ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information. Subject to Section 7.9 and any other applicable confidentiality obligations, each of Parent and BIG Token, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Separation Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party’s legal department requests to the extent that (i) such information relates to the BIG Token Business, or any BIG Token Asset or BIG Token Liability, if the Company or BIG Token is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 7.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 7.1 shall expand the obligations of a Party under Section 7.4.

7.2 Ownership of Information. The provision of any information pursuant to Section 7.1 or Section 7.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

7.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

7.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VII and other provisions of this Agreement after the Separation Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Separation Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). No Party will destroy, or permit any of its Subsidiaries to destroy, any information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction.

7.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 7.4.

7.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

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(b) Any party that receives, pursuant to a request for information in accordance with this Article VII, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

7.7 Production of Witnesses; Records; Cooperation.

(a) After the Separation Time, except in the case of a Dispute between Parent and BIG Token, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 7.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

7.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the BIG Token Group, and that each of the members of the Parent Group and the BIG Token Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation Time, which services will be rendered solely for the benefit of the Parent Group or the BIG Token Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Separation Time that are necessary for such other Party to perform such services.

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(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the BIG Token Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the BIG Token Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the BIG Token Group;

(ii) BIG Token shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the BIG Token Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the BIG Token Group or any member of the Parent Group. BIG Token shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any BIG Token Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the BIG Token Group or any member of the Parent Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the BIG Token Business, or to both the Parent Business and the BIG Token Business.

(c) Subject to the remaining provisions of this Section 7.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 7.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Parent and BIG Token, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 7.8(c); provided, that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

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(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and BIG Token set forth in this Section 7.8 and in Section 7.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 7.7 or this Section 7.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

7.9 Confidentiality.

(a) Confidentiality. Subject to Section 7.10, from and after the Separation Time each of Parent and BIG Token, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

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(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 7.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 7.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Separation Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Separation Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally protected personal information received from consumers before the Separation Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

7.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Good Faith Officer Negotiation. Subject to Section 8.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement, including regarding whether any Assets are BIG Token Assets, any Liabilities are BIG Token Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30)-days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 8.2.

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8.2 Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 8.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30)-days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 8.3.

8.3 Arbitration.

(a) In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 8.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”), except as modified herein. The arbitration shall be held in (i) Los Angeles, California, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 8.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $1 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $1 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the JAMS Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Rules.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 8.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VIII will toll the applicable statute of limitations for the duration of any such proceedings.

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8.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.1, Section 8.2 and Section 8.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 8.1, Section 8.2 and/or Section 8.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 8.1, Section 8.2 and/or Section 8.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Rules.

8.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(a) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the BIG Token Assets and the assignment and assumption of the BIG Token Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(b) At or prior to the Separation Time, Parent and BIG Token, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, BIG Token or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Consent. This Agreement and all Ancillary Agreements may be terminated at any time by the mutual consent of Parent, Company, and BIG Token.

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10.2 Other Termination. This Agreement and all Ancillary agreements may be terminated by Parent at any time, in its sole discretion, prior to the Separation.

10.3 Effect of Termination. In the event of any termination of this Agreement prior to the Separation, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation, and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and BIG Token represents on behalf of itself and each other member of the BIG Token Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

11.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of California irrespective of the choice of laws principles of the State of California including all matters of validity, construction, effect, enforceability, performance and remedies.

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11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or Company Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be sent pursuant to the addresses / emails contained in the Transition Services Agreement.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

11.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

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11.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Separation Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation, and any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation, and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to January 27, 2021.

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11.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither BIG Token or any member of the BIG Token Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

11.17 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. BIG Token and Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the BIG Token Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

11.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Master Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

SRAX, INC.

By:
Name:	Christopher Miglino
Title:	CEO

BIG TOKEN, INC.

By:
Name:	Christopher Miglino
Title:	Director

FORCE PROTECTION VIDEO EQUIPMENT CORPORATION.

By:
Name:	Paul Feldman
Title:	CEO

[Signature Page to Master Separation Agreement]

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SCHEDULES

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